SETTLEMENT AGREEMENT AND RELEASE

Brenda Shadwick ("Shadwick") and Butler National Corporation ("Butler"),
Avcon
Industries, Inc., Woodson Avionics, Inc., R F, Inc., Butler National
Service
Corporation, Butler National Services Inc., Butler Temporary Services,
Inc.,
("the Companies") and Clark Stewart ("Stewart") enter into this Settlement Agreement and Release ("Agreement") under the terms and conditions recited below:

   I.Recitations

A    On or about June 6, 1994, Shadwick and Butler entered into an agreement
whereby Shadwick agreed to perform the duties of Associate General Counsel and vice President of Governmental Affairs at Butler in Olathe, Kansas.

   B.The agreement provided, in part, that as part of her compensation, Shadwick would receive stock options or stock having a fair market value as of the date of issuance of Twenty-Five Thousand ($25,000.00) per year.

   C.On or about June 24, 1994, Butler issued restricted stock to Shadwick having a fair market value of Twenty-five Thousand ($25,000.00).

   D.Shadwick was employed by Butler from July 5, 1994 until April 17,
1995,
when she was terminated by Butler.

   E.On October 17, 1995, Shadwick filed a petition in the District Court of
Johnson County, Kansas styled Brenda Shadwick vs. Butler National
Corporation;
Avcon Industries, Inc.; Woodson Avionics, Inc.; R F., Inc.; Butler National Service Corporation; Butler National Services Inc.; Butler Temporary Services,
Inc. and Clark Stewart, and bearing Case No. 96-2333-EEO. In Count I of her petition, Shadwick alleged that her termination was in breach of the employment contract. In Count II of her petition, Shadwick upon the doctrine of promissory estoppel. In Count III of her petition Shadwick alleged tortious interference with prospective business relationship.
In Count W of her petition, Shadwick alleged defamation or defamation by self-publication; and in Count V of the petition Shadwick alleged violations of the Wage Payment Act., K.S.A. 44-315, et seq. Shadwick sought actual compensatory and additional statutory damages authorized under K.S.A. 44-315, et seq. and certain equitable relief, including an award of

   F.In response to the assertion of Shadwick's claims, Butler initially asserted a counterclaim alleging fraudulent misrepresentation which was subsequently dismissed. Butler then asserted an amended counterclaim alleging professional negligence, for which it sought damages from Shadwick.

   G.On June 5 1996, the court heard argument on Shadwick's motion to dismiss her claims against defendants, and on July 12, 1996, Shadwick's petition was dismissed. Butler's claim against Shadwick remains pending in Johnson County
District Court.

   H.On July 22, 1996, Shadwick caused to be filed in the United States District Court for the District of Kansas a complaint styled Brenda Shadwick
V. Butler National Corporation; Avcon Industries, Inc.; Woodson Avionics, Inc.; R F' Inc.; Butler National Service Corporation; Butler National Services Inc., Butler Temporary Services, Inc. and Clark Stewart and bearing Case No.
96-2333-EEO. In Count I of her complaint, Shadwick alleged that Butler terminated her in breach of her employment contract; in Count II

   I.In response to the assertion of Shadwick's claims in her federal litigation, defendants asserted a counterclaim against Shadwick alleging professional negligence and for which damages were sought.

   J.Since the filing of the actions, the parties have engaged in extensive written and deposition discovery in both cases, and all parties acknowledge the anticipation of further extensive discovery and trial preparation.

   K.Because Shadwick and Butler, Companies, and Stewart desire to avoid the uncertainties and expense of further continued litigation including the incurring of additional attorneys' fees, they have agreed to resolve this matter on the terms and conditions recited below.

    IITermsof the Settlement

   A.Butler, the Companies and Stewart agree to do the following:

   1.Release and discharge Shadwick, her successors, assigns and attorneys, as is more fully set forth in paragraph IV.B. below.

   2.Pay to Shadwick and to Steven Sprenger, her attorney, the sum of Fifty
Thousand and No/100 Dollars ($50,000.00), with delivery of this amount by check upon execution of this Agreement by Shadwick and delivery of the executed Agreement to counsel for Butler.

   3.Pay to Shadwick and to Steven Sprenger, her attorney, the additional sum of One Hundred Forty-four Thousand and No/100 Dollars ($144,000.00) payable in equal monthly installments of Six Thousand and No/100 Dollars ($6,000.00) per month for a term of twenty-four (24) months, such term to commence on the first day of April, 1997.

   4.Butler and Butler Temporary Services, Inc. agree to execute the promissory note in the full amount of One Hundred Forty-four Thousand and No/100 Dollars ($144,000.00), attached to this Agreement as Exhibit "A," and to deliver the note upon execution of this Agreement by Shadwick and delivery of the executed Agreement to counsel for Butler and the Companies.

   5.Butler agrees to annually provide Shadwick documentation, with a copy to her attorney Steve Sprenger, in a form of a 1099 or other form acceptable to the Internal Revenue Service, to evidence payment made to Shadwick as earned under the note and pursuant to this Agreement.

   6.Deliver to Shadwick letters signed by Stewart in the form acceptable to all parties and attached to this Agreement as Exhibit "B and "C."

   7.Cause the issuance of all legal opinions (based on factual certificates to be provided by Shadwick as provided below) required pursuant to and in accordance with Rule 144 of the Securities Act of 1933, to Butler's transfer agent in a form sufficient to authorize the transfer of stock delivered to Shadwick by Butler, if required.

   8.Execute a stipulation for the dismissal of Shadwick's federal complaint against all defendants with prejudice, with each party to bear its own costs, with statutory attorneys' fees specifically waived.

   9.Execute a stipulation for the dismissal of Butler's federal counterclaim with prejudice, with each party to bear its own costs.

  10.Execute a stipulation for the dismissal of Butler's remaining state court claim with prejudice, with each party to bear its own costs.

  11.Keep the terms of this settlement confidential, except Butler and the Companies may make such disclosures as required by law.

  12.Butler, the Companies, their officers and employees (excluding Marvin Eisenbath), and Stewart agree to refrain from making any disparaging comments to any person or entity about Shadwick, and further agree not to make any comments which reflect negatively on her legal abilities and\or her capabilities or suitability to be involved in any aspect of Indian gaming, to any person, company or legal entity involved in Indian gaming, the National Indian Gaming Commission, the Bureau of Indian Affairs, the Modo

  13.Butler and Butler Temporary Services, Inc. further agree that subject to the procedures set forth in this paragraph, any breach of the immediately preceding paragraph may accelerate their obligation to make the periodic payments described in paragraph II.A.3. above and under the Promissory Note attached hereto as Exhibit "k"

   a.In the event Shadwick has a good faith belief that Butler, its officers or agents, has violated the provisions of the immediately preceding paragraph, notice of such violation shall be given in writing to Butler after which Butler will have 10 days to respond in writing.

   b.After the 10 day response period and consideration of any response by Butler, Shadwick may elect to institute legal proceedings in the District Court of Johnson County, Kansas or the United States District Court for the District of Kansas to seek a judicial determination of the breach by Butler.
Butler specifically consents to the personal and subject matter jurisdiction of the State Courts of Kansas for the purpose of this Agreement.

   c.Butler's obligation to make periodic payments under this Agreement and the Promissory Note attached hereto will not be suspended during the pendency of the legal proceeding initiated under this paragraph or any appeal arising therefrom.

   d.The prevailing party to Litigation brought under this paragraph is entitled to its reasonable attorney's fees incurred in the prosecution or defense of such litigation, as such fees may be determined by the Court.

   e.If Shadwick is the prevailing party under this paragraph, Butler's obligations to make any remaining payments under this Agreement and the Promissory Note are accelerated and due 10 days after entry of a final, non-appealable judgment with interest at the rate of 10% per annum from the date of final judgment until paid in

   B.Shadwick agrees to do the following:

   1.Release and discharge Butler and the Companies, their present and former officers, agents, successors, assigns, other employees and attorneys of
Butler and the Companies, as is more fully set forth in paragraph IV.A.
below;

   2.Release and discharge Stewart, his successors and assigns and attorneys, as is more fully set forth in paragraph IV.A. below.

   3.Execute a stipulation for the dismissal of Shadwick's federal complaint, with prejudice, with each party to bear its own costs with statutory attorneys' fees specifically waived.

   4.Execute a stipulation for the dismissal of Butler's federal counterclaim, with prejudice, with each party to bear its own costs.

   5.Execute a stipulation for the dismissal of Butler's remaining state court claim, with prejudice, each party to bear its own costs, with statutory attorneys' fees specifically waived.

   6.Deliver to Butler appropriate certificates to facilitate and effectuate the sale of Butler stock in accordance with Rule 144 of the Securities Act of
1933, if required.

   7.Provide written lien waivers in a form satisfactory to Butler, the Companies and Stewart from Paul C. Sprenger, Bradley S. Russell and the firm of Wallace, Saunders, Austin, Brown and Enochs, Chartered, the firm of Peterson and Sprenger, P.C. and David M. Peterson.

   8.Shadwick shall not, at anytime or in any manner, directly or indirectly, use or disclose to any party any confidential information learned or obtained by her while an employee of Butler. As used herein, the term "confidential information" means information disclosed or known by Shadwick as a consequence of her employment with Butler, and not generally known in the Indian Gaming industry, and that relates to Butler's services or knowledge, research, marketing and strategy. Shadwick further agrees to deli

   9.Shadwick agrees to keep the terms of this settlement confidential, except Shadwick may make such disclosures as required by law, and may disclose the letter marked as Exhibit C to this Agreement only to malpractice insurance carriers and bar authorities as she may be required for insurance and bar admission purposes.

  10.Shadwick agrees to refrain from making any disparaging comments to any person or entity about Butler, the Companies or their officers, or employees, and further agrees to refrain from making any disparaging comments about Butler, the Companies, and their officers or employees which reflects negatively upon it or them, or upon their individual or collective abilities, capabilities, or suitability to be involved in any aspect of Indian gaming., to any person or entity, including without limitation, any c

  11.Shadwick further agrees that subject to the procedures set forth in this paragraph, any breach of the immediately preceding paragraph terminates the
Butler's obligation to make the periodic payments described in paragraph II.A.3. above and under the Promissory Note attached hereto as Exhibit "A."

   a.In the event Butler has a good faith belief that Shadwick has violated the provisions of the immediately preceding paragraph, notice of such violation shall be given in writing to Shadwick after which Shadwick will have
10 days to respond in writing.

   b.After the 10 day response period and consideration of any response by Shadwick, Butler may elect to institute legal proceedings in the District Court of Johnson County, Kansas to seek a judicial determination of Shadwick's breach. Shadwick specifically consents to the personal and subject matter jurisdiction of the District Court of Johnson County, Kansas for the purposes of this Agreement. Nothing in this sub-paragraph is intended to limit Shadwick's right under federal law to remove any such action to

   c.Butler's obligations to make the periodic payments under this Agreement and the Promissory Note attached hereto to Shadwick and her counsel are suspended during the pendency of any legal proceeding or appeal arising therefrom. However, Butler will be required to continue to make those periodic payments to an interest bearing escrow account in a federally insured institution under an escrow agreement which will cause those funds to be transmitted to the prevailing party in litigation brought under this pa

   d.If Butler is the prevailing party under this paragraph, the obligation of Butler and Butler Temporary Services, Inc.'s to make any remaining payments under this Agreement and the Promissory Note are terminated and the Note is discharged.

   e.The prevailing party in litigation brought under this paragraph is entitled to its reasonable attorney's fees incurred in the prosecution or defense of such litigation, as such fees may be determined by the Court.

  IIIAcknowledgments

   1.Shadwick specifically acknowledges that by entering into this Agreement,
Butler, the Companies, and Stewart are not admitting any liability as to any claim which she has or might have against Butler, the Companies, or Stewart, their present and former officers, agents and parties affiliated or related to them, specifically including the matters raised in her federal judicial complaint, and further acknowledges that Butler, the Companies and Stewart deny that any cause for liability has arisen.

   2.Butler, the Companies and Stewart specifically acknowledge that by entering into this Agreement, Shadwick is not admitting any liability as to any claim which they have or might have against Shadwick, specifically including the matters raised in their federal counterclaim and remaining state court claim, and further acknowledge that Shadwick denies that any cause for liability has arisen.

   3.Shadwick specifically acknowledges and agrees that she is responsible for any and all federal, state and local taxes on the amount of the settlement proceeds earned and paid to her under the provisions of this Agreement and Note, and that any taxes and penalties or interest which may apply to that amount do not constitute a diminution of the settlement proceeds in this matter. Shadwick further acknowledges and agrees that she releases and holds harmless Butler, the Companies and Stewart for any claim for

   4.The parties acknowledge that this Agreement represents a negotiation of the parties hereto and that all disputes which arise out of the enforcement of this Agreement shall be governed by the laws of the State of Kansas.


   5.Butler, the Companies and Stewart represent that the balance sheet attached to this Agreement as Exhibit D is an accurate statement of the unconsolidated assets, liabilities and shareholders' equity of Butler National
Corporation (without subsidiaries) as of January 31, 1997.

  Iv.Release

   A.In consideration of the recitations and agreements listed above, Shadwick forever discharges Stewart, Butler, the Companies, and their affiliated and related companies, and present and former officers, agents, successors, assigns and attorneys from any and all claims that she may have against any and all of them including, but not limited to, any claim or demand for damages or attorneys fees which she may have or hereafter on account of the acts alleged in her complaint or which could have been alleged i

   1.All claims made under the employment contract;

   2.All claims made under the Kansas Wage Payment Act, K.S.A. 44-315, et seq.

   3.Claims under the Civil Rights Act of 1991, as amended.

   4.Claims under the Reconstruction Era Civil Rights Act, 42 U.S.C.
1981,
1982, 1983 and 1985.

   5.Claims under the Age Discrimination and Employment Act of 1967, as amended.

   6.Claims under the Americans with Disabilities Act.

   7.Claims under the Family and Medical Leave Act and any applicable state family and medical leave statute.

   8.Common law claims of intentional or negligent infliction of emotional distress.

   9.Common law claims of breach of express or implied contract or wrongful termination, defamation, invasion of privacy, breach of the covenant of good faith and fair dealing, wrongful discharge in violation of public policy or promissory estoppel.

  10.Claims of discrimination brought under any federal, state or local statute or ordinance prohibiting discrimination of any kind or type.

  11.Any and all claims of any type which Shadwick may have made by virtue of her employment by Butler or the termination of that employment, and the prosecution and defense of the litigation referenced herein and pending in Johnson County District Court and the United States District Court for the District of Kansas.

   B.In consideration of the recitations and agreements listed above, Stewart, Butler, the Companies, and their affiliated and related companies, present and former officers, agents, successors and assigns forever discharge Shadwick from any and all claims they may have against her arising from her employment with Butler or termination therefrom, including without limitation its claim for professional negligence and any claim or demand for damage which they may have on account of the acts alleged.